Exhibit 99.1

diaDexus, Inc. Announces Resignation of Chief Financial Officer

SOUTH SAN FRANCISCO, Calif., Sept. 9, 2014 — diaDexus, Inc. (OTCQB:DDXS), a commercial stage developer of proprietary cardiovascular diagnostic products, today announced that Jean Viret, Ph.D., chief financial officer, will be leaving the company effective September 19, 2014 to pursue an opportunity outside of the company. diaDexus has initiated an external search for a new CFO.

"We very much appreciate the years of dedication and service that Jean has given to diaDexus, and we wish him well in his next opportunity," said Lori Rafield, Ph.D., interim executive chair and chairman of the board for diaDexus. "We continue to focus on building a management team that is designed to expedite execution of the company’s diversification and expansion plans to drive and support future growth. We have initiated a search for a new CFO and are also looking to bring in additional senior leaders to round out our team.”

About diaDexus, Inc.

diaDexus, Inc., based in South San Francisco, California, develops and commercializes proprietary cardiovascular diagnostic products addressing unmet needs in cardiovascular disease. The company's PLAC® Test ELISA Kit is the only blood test cleared by the FDA to aid in predicting risk for both coronary heart disease and ischemic stroke associated with atherosclerosis, the #1 and #3 causes of death, respectively, in the United States. The company's PLAC® Test for Lp-PLA2 Activity, a CE-marked test, is an indicator of atherosclerotic cardiovascular disease, the #1 cause of death in Europe. diaDexus is ISO 13485 certified and manufactures the PLAC® Test for Lp-PLA2 Activity on-site. For more information, please visit the company's website at www.diaDexus.com.

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diaDexus, Inc.

Lori Rafield, Ph.D., 650-246-6427

Interim Executive Chair and Chairman of the Board of Directors

or

Investor/Media Relations:

BrewLife

Nicole Foderaro, 415-946-1058

nfoderaro@brewlife.com